Paulson Investment Company, Inc. Completes $13.2 Million Public Offering for The Quantum Group

PORTLAND, OR -- 12/13/2007 -- Paulson Investment Company, Inc., a wholly owned subsidiary of Paulson Capital Corp. (NASDAQ: PLCC), today announced the completion of a public offering for The Quantum Group, Inc. (AMEX: QGP) (AMEX: QGP.U), raising gross proceeds of $13,200,000. The offering consisted of 1.2 million Units of three shares of common stock, two seven year non-callable Class A Warrants and two seven year non-callable Class B Warrants.

Coinciding with the completion of the offering, Quantum initiated trading on the American Stock Exchange under the symbol "QGP.U." The initial Unit offering price was $11.00 per unit. Initially trading only as a Unit, the common stock and the Warrants will begin trading separately on or about Monday, January 14, 2008, under the symbols "QGP," "QGP.WS.A" and "QGP.WS.B," respectively. Once separate trading in the common stock and Warrants begins, trading in the Units will cease and the Units will be delisted.

Each Class A Warrant entitles its holder to purchase one share of common stock at an exercise price of $7.00 per share. Each Class B Warrant entitles its holder to purchase one share of common stock at an exercise price of $11.00 per share. Neither the Class A Warrant nor Class B Warrant is subject to redemption.

Paulson Investment Company, Inc. served as the lead manager of the offering, with Newbridge Securities Corporation and Neidiger Tucker Bruner, Inc. serving as co-managers. The underwriters have been granted an option to purchase 180,000 units, less the underwriting discount, to cover over-allotments.

Registration statements relating to these securities were filed and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Offers may only be made by means of a written prospectus. A copy of the final prospectus relating to the offering may be obtained from: Paulson Investment Company, Inc., 811 SW Naito Parkway, Suite 200, Portland, Oregon, 97204.

About Paulson Capital Corp.

Paulson Capital Corp. is the parent company to Paulson Investment Company, Inc. Located in Portland, Oregon, Paulson Investment Company, Inc. is the Northwest's largest independent brokerage firm and a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chet Paulson in 1970, it has managed or underwritten more than 160 public offerings and has generated more than $1 billion for client companies.

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities trading operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

FOR MORE INFORMATION, PLEASE CONTACT:
Dodi Handy
President and CEO
Elite Financial Communications Group
407-585-1080
email at plcc@efcg.net